[EXHIBIT 99.1]

Giant Motorsports, Inc. Completes Chicago Acquisition

SALEM, Ohio, May 3 /PRNewswire-FirstCall/ -- Giant
Motorsports, Inc. (OTC Bulletin Board: GMOS - News) announced today the completion of its acquisition of King's
Motorsports, Inc. ["Chicago Cycle Center"], a privately-held retailer of Honda, Yamaha, Suzuki and Ducati motorcycles, ATVs and related powersport products.


Chicago Cycle will operate as a wholly-owned subsidiary of Giant, whose other subsidiary is Andrews Cycles. Chicago
Cycle operates from a 30,000 square foot facility and is one of the largest volume dealers in the Midwest

Andrews Cycles, one of the 10 largest powersport retailers in the United States, is a $46 million retail superstore in Northern Ohio selling Honda, Suzuki, Yamaha and Kawasaki products. Andrews reported audited sales increased 17.9%, to a record $46 million for the year ended December 31, 2003.

Unaudited sales for Chicago Cycle were $38 million for the year ended December 31, 2003.

"Our first 100 days as a public company have resulted in two acquisitions and demonstrated our abilities to create operating scale necessary to achieve synergies in operating systems and improve fixed-cost absorption. By expanding our business through internal efficiencies and external acquisitions, we look forward to creating significant economic value for our shareholders," said Greg Haehn, President.

Giant Motorsports, Inc. through its wholly owned subsidiaries, W.W.Cycles dba Andrews Cycles and Chicago
Cycle, is one of the largest multi-brand retailers of motorcycles, ATVs, scooters and personal watercraft powersport products in the United States. The company's products and services consist primarily of the sale and servicing of new and used motorcycles, all-terrain vehicles
("ATV's"), scooters and personal watercraft. In addition, the company sells parts and accessories, extended service contracts, aftermarket motorcycle products and maintenance and repair services. More information is located at www.andrewscycles.com and www.chicagocycle.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.